Exhibit 10.4.3
GANNETT CO., INC.
DEFERRED COMPENSATION PLAN
RULES FOR POST-2004 DEFERRALS
Restated as of January 1, 2005
Amendment No. 2
Effective December 9, 2008, Gannett Co., Inc. hereby amends the Gannett Co., Inc. Deferred Compensation Plan Rules for Post-2004 Deferrals, restated as of January 1, 2005 (the “Plan”), as follows:
1. Effective as of the date of this amendment, Section 2.0 of the Plan is amended by adding the following new Section to the end thereof:
2.13 Transition Rule Deferral Elections. Notwithstanding any provision to the contrary, active employees and directors of the Company as of December 1, 2008, who have made elective deferrals into the Plan that are subject to the requirements of Section 409A (“409A Deferrals’) shall be permitted to make new elections as to the time and form that their 409A Deferrals (including earnings and losses on such amounts) will be paid under this Plan; provided that the earliest date on which payments under a new election may commence is October 2009. The following rules shall apply to such elections:
•	such elections shall supersede any previous elections that the participant has made with respect to his/her 409A Deferrals;

•	such elections must be made before December 31, 2008, or such earlier date designated by the Benefit Plans Committee, and pursuant to such rules established by the Benefit Plans Committee; and

•	such elections must be made in accordance with Section 409A and are subject to the requirements of IRS Notice 2007-86, which provide that the election may only apply to amounts that would not otherwise be payable in 2008.
IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of December 9, 2008.

GANNETT CO., INC.
By:	/s/ Roxanne V. Horning
	Name:	Roxanne V. Horning
	Title:	Senior Vice President/Human Resources